Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated December 9, 2013 (including amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Bering Exploration, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 20, 2013

Breitling Oil and Gas Corporation

By:	/s/ Chris A. Faulkner
Chris A. Faulkner, President

Breitling Royalties Corporation

By:	/s/ Chris A. Faulkner
Chris A. Faulkner, President

/s/ Chris A. Faulkner
Chris A. Faulkner

/s/ Parker R. Hallam
Parker R. Hallam

/s/ Dustin Michael Miller Rodriguez
Dustin Michael Miller Rodriguez

SIGNATURE PAGE FOR JOINT FILING AGREEMENT FOR SCHEDULE 13D